CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form SB-2 of our report dated February 5, 1999, except for Note 14 as to which the date is April 8, 1999, on our audits of the financial statements of DBS Industries, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts".




San Francisco, California
May 28, 1999